Exhibit 15.1

The Board of Directors

Prologis, Inc.:

With respect to the subject registration statement on Form S-8 of Prologis, Inc., we acknowledge our awareness of the incorporation by reference therein of our report dated November 8, 2011 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Section 7 and 11 of the Act.

KPMG LLP

Denver, Colorado

January 10, 2012